                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             GENERAL SURGICAL INNOVATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             GENERAL SURGICAL INNOVATIONS, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                       GENERAL SURGICAL INNOVATIONS, INC.
                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               NOVEMBER 19, 1996

TO THE SHAREHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of GENERAL SURGICAL INNOVATIONS, INC., a California corporation (the "Company"), will be held on Tuesday November 19, at 10:00 a.m., local time, at the Company's principal offices located at 3172A Porter Drive, Palo Alto, California, 94304, for the following purposes:

    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To approve an amendment to the 1992 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 400,000 shares.

    3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for the fiscal year ending June 30, 1997.

    4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only shareholders of record at the close of business on September 30, 1996 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

    All shareholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she returned a proxy.

                                          Very truly yours,
                                          Tae Hea Nahm
                                          SECRETARY

Palo Alto, California
October 31, 1996

                                    IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.
                         THANK YOU FOR ACTING PROMPTLY.

                       GENERAL SURGICAL INNOVATIONS, INC.
                                ----------------

                                PROXY STATEMENT
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of General Surgical Innovations, Inc. (the "Company" or "GSI") for use at the Annual Meeting of Shareholders to be held Tuesday, November 19, 1996 at 10:00 a.m., local time, or at any postponement or adjournment thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's principal offices located at 3172A Porter Drive, Palo Alto, California 94304. The Company's telephone number at its principal executive offices is (415) 812-9730.

    These proxy solicitation materials were mailed on or about October 31, 1996 to all shareholders entitled to vote at the Annual Meeting.

RECORD DATE

    Shareholders of record of the Company's Common Stock at the close of business on September 30, 1996 are entitled to notice of, and to vote at, the Annual Meeting. At the September 30, 1996 record date, 13,171,530 shares of the Company's Common Stock were issued and outstanding, exclusive of shares held by the Company as treasury stock.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Company (Attention:
Stephen J. Bonelli, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

    Holders of shares of Common Stock are entitled to one vote per share on all matters, except that all such holders are entitled to cumulate their votes in the election of directors.

    Every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate the number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or may distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than five candidates. However, no shareholder shall be entitled to cumulate votes unless the names of the candidates for which votes are being cumulated have been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting, prior to the voting, of the shareholder's intention to cumulate the shareholder's votes. On all other matters, each share of Common Stock has one vote.

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. Except with respect to the election of directors where cumulative voting is invoked and except in certain other specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under California law for approval of proposals presented to shareholders. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors, for the approval of the amendment to the 1992 Stock Plan and the reservation of an additional 400,000 shares for issuance thereunder, for ratification of the appointment of the designated independent accountants and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of determining a quorum, but will not be considered as voting with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

    The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    Proposals of shareholders that are intended to be presented by such shareholders at the Company's 1997 Annual Meeting must be received by the Company no later than June 19, 1997 in order that such proposals may be included in the proxy statement and form of proxy relating to that meeting.

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS

NOMINEES

    A board of five directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Management's five nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders. It is expected that all nominees will be able and willing to serve as directors. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until such director's successor has been elected and qualified.

    The names of the nominees, and certain information about them as of October 30, 1996, are set forth below:

                                                                                                                  DIRECTOR
NAME OF NOMINEE                                       AGE                    PRINCIPAL OCCUPATION                   SINCE
------------------------------------------------      ---      ------------------------------------------------  -----------
Roderick A. Young...............................          52   President, Chief Executive Officer and Director         1993
                                                                of the Company
Thomas J. Fogarty...............................          62   Professor of Surgery at Stanford University,            1992
                                                                Chairman of the Board of Directors
David W. Chonette...............................          60   General Partner of Brentwood Associates (a              1993
                                                                venture capital partnership)
Paul Goeld......................................          45   President, Chief Executive Officer and Director         1995
                                                                of LocalMed, Inc., a medical device company
Mark A. Wan.....................................          31   General Partner of Three Arch Partners (a               1992
                                                                venture capital partnership)

    Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years. There is no family relationship between any of the directors or executive officers of the Company.

    RODERICK A. YOUNG joined GSI in August 1993, and serves as President and Chief Executive Officer. From May 1993 until joining GSI, Mr. Young was President and CEO of Focus Surgery, Inc., a medical device company that was spun out of Diasonics, Inc. in October 1993. Prior to Focus Surgery, Mr. Young served in various executive positions, including President, Chief Financial Officer and Chief Operating Officer of Diasonics, Inc. a medical products manufacturer, from May 1990 to May 1993. Mr. Young serves or has served on the Board of Directors of Diasonics and Pacific Gateway Properties, Inc. and several privately held companies. Mr. Young received a B.S. degree in Industrial Engineering from Stanford University and an MBA from Harvard Business School.

    DR. THOMAS J. FOGARTY co-founded GSI in April 1992, and has been a director of the Company since that time. Dr. Fogarty has an appointment at Stanford University as a Professor of Surgery. He holds over 50 patents in surgical instrumentation, including the Fogarty balloon catheter and the Fogarty vascular clamp. Dr. Fogarty has also been instrumental in founding a variety of medical device companies over the past 30 years, including Cardiac Pathways, Inc., CardioVascular Concepts, Perclose, Inc. and Ventritex.

Dr. Fogarty is also a founding general partner of Three Arch Partners, a venture capital investment firm. Dr. Fogarty received his M.D. from the University of Cincinnati College of Medicine.

    DAVID W. CHONETTE has served as a director of the Company since July 1993. Mr. Chonette is a general partner of Brentwood Associates, a venture capital partnership. Mr. Chonette joined Brentwood in 1986, after 19 years with American Hospital Supply Corporation (now Baxter International), a distributor of medical products. During this period, Mr. Chonette served as president of the Edward division, and as group vice president responsible for several medical device and pharmaceutical divisions. Mr. Chonette also serves as a director of Biopsys Medical, KeraVision, and several private health care companies. Mr. Chonette received his B.S. in Mechanical Engineering from MIT, and M.S. in Engineering from USC.

    PAUL GOELD has served as a director of the Company since June 1995. Mr. Goeld has served as President, Chief Executive Officer and Director of LocalMed, Inc., a medical device company, since January 1994. From November 1992 to December 1993, Mr. Goeld was President, Chief Executive Officer, and a Director of Pilot CardioVascular Systems, Inc., a manufacturer of medical devices. From September 1991 to April 1992, Mr. Goeld was President of the Angioplasty Division of Datascope Corporation, a manufacturer of medical devices. From 1986 to 1991, Mr. Goeld was President and Chief Executive Officer of Camino Laboratories, Inc., a manufacturer of diagnostic systems. Mr. Goeld received his B.S. in Chemistry from the University of Florida and M.B.A. from Pepperdine University.

    MARK A. WAN co-founded GSI in April 1992 and served as an officer from June 1992 to September 1993. Mr. Wan was also a founding general partner of Three Arch Partners, a venture capital partnership, in October 1993 where he continues to hold the position of general partner. Prior to founding Three Arch Partners, from 1987 to September 1993, Mr. Wan served in various positions at Brentwood Associates, most recently as a general partner. Mr. Wan also serves on the Board of Directors of LocalMed, Inc., Perclose, and several other privately-held health care companies. In addition, he has been involved in the formation and operation of several privately held, venture-capital backed health care companies. Mr. Wan received a B.S. and B.A. from Yale University and an M.B.A. from Stanford Graduate School of Business.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of seven (7) meetings during the fiscal year ended June 30, 1996, including meetings held by conference telephone call. The Board of Directors has an Audit Committee and a Compensation Committee. There is no committee performing the functions of a nominating committee.

    The Audit Committee recommends engagement of the Company's independent accountants, reviews the scope of the audit, considers comments made by the independent auditors with respect to the Company's internal control structure, including systems, procedures and internal accounting controls and the consideration given thereto by Management, and reviews the Company's system of internal controls, including systems, procedures and internal accounting controls, with the Company's financial and accounting staff. This Committee, which currently consists of directors Chonette and Wan, held no meetings during fiscal 1996. During fiscal 1996, matters typically handled by an audit committee were handled by the full Board of Directors.

    The Compensation Committee provides guidance and commentary for all corporate compensation, benefits, perquisite and employee (and director) equity programs. It reviews and makes recommendations to the Board regarding such matters as the Company's compensation of its officers, all employee equity plans and individual equity grants and bonus plans and bonus payments. This Committee, which currently consists of directors Goeld and Wan, held no meetings during fiscal 1996. During fiscal 1996, matters typically handled by a compensation committee were handled by the full Board of Directors.

    No incumbent director attended fewer than 75 percent of the aggregate number of meetings (held while such director was a member) of the Board of Directors and of the committees, if any, upon which such director served during fiscal 1996, except that Dr. Fogarty attended two (2) of the seven (7) meetings of the Board of Directors held during the fiscal year and Mr. Goeld attended four (4) of the seven (7) meetings held during the fiscal year.

COMPENSATION OF DIRECTORS

    Each nonemployee director participates in the Company's 1995 Directors' Stock Option Plan, pursuant to which nonemployee directors are automatically granted options to purchase shares of Common Stock of the Company on the terms and conditions set forth in such plan. On November 21, 1995, directors Chonette, Fogarty, and Wan were each granted a 27,454 (as adjusted to reflect the Company's 1.37-for-one share stock split approved in March 1996 (the "Stock Split")) share option at an exercise price of $1.46 per share, and Paul Goeld was granted a 6,863 (as adjusted to reflect the Stock Split) share option at an exercise price of $1.46 per share, pursuant to the terms of the Company's 1995 Directors' Stock Option Plan and the Company's 1992 Stock Option Plan, respectively. All directors are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED
ABOVE.

                                PROPOSAL NO. 2:
                    AMENDMENT TO THE 1992 STOCK OPTION PLAN

    At the Annual Meeting, the Company's shareholders are being asked to approve an amendment to the 1992 Stock Option Plan (the "1992 Option Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 400,000 shares, to an aggregate of 2,115,882 shares that have been reserved from time to time under the 1992 Option Plan, as adjusted to reflect the Stock Split.

GENERAL

    The 1992 Option Plan was adopted by the Board of Directors in September 1992. The Board of Directors initially reserved 617,722 shares of Common Stock for issuance under the 1992 Option Plan. The 1992 Option Plan was approved by the Company's shareholders on September 14, 1992. On October 12, 1995, the Board of Directors amended the 1992 Option Plan to increase the number of shares reserved for issuance thereunder by 549,080 shares and on March 22, 1996 the Board amended the 1992 Option Plan to increase the number of shares reserved for issuance thereunder by 549,080, and to make certain other amendments in connection with the initial public offering of the Company's Common Stock, which amendments were approved by the shareholders on April 26, 1996. An aggregate of 1,715,882 shares have been reserved for issuance from time to time under such Plan. In March 1996, the Company effected the Stock Split pursuant to which the shares then reserved for issuance pursuant to the 1992 Option Plan and all options outstanding under the 1992 Option Plan were adjusted proportionately. In August 1996, the Board of Directors amended the 1992 Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 400,000 shares, to a total of 2,115,882 shares, on a post-split basis, which amendment is the subject of this proposal.

    The Board of Directors believes that, in order to attract qualified employees to the Company and to provide incentive to its current employees, it is necessary to grant options to purchase Common Stock to such employees pursuant to the 1992 Option Plan. Accordingly, shareholders are being asked to approve the amendment to the 1992 Option Plan at the Annual Meeting.

    Options granted under the 1992 Option Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. The Board of Directors, at its discretion, may also grant rights to purchase Common Stock directly, rather than pursuant to stock options, subject to certain restrictions discussed below.

    The 1992 Option Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

    As of September 30, 1996, without giving effect to the August 1996 amendment to the 1992 Option Plan, options for 1,005,052 shares were outstanding under the 1992 Option Plan, 125,500 shares had been issued pursuant to the exercise of options granted under such plan and 585,343 shares remained available for future grants. Shares not purchased under an option prior to its expiration will be available for future option grants under the 1992 Option Plan. As of September 30, 1996, the aggregate fair market value of shares subject to outstanding options under the 1992 Option Plan was $11,055,572 based upon the closing price of the Common Stock as reported on The Nasdaq Stock Market on such date. The actual benefits, if any, to the holders of stock options issued under the 1992 Option Plan are not determinable prior to exercise as the value, if any, of such stock options to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of exercise and the exercise price of a holder's stock option, as set forth below. Grant information with respect to options to purchase Common Stock of the Company granted in the fiscal year ended June 30, 1996 under the Company's 1992 Stock Option Plan to all employees and certain of the Company's executive officers whose annual salary and bonus exceeded $100,000 for fiscal 1996 is set forth under "COMPENSATION OF EXECUTIVE OFFICERS--STOCK OPTION GRANTS IN FISCAL 1996." Options to purchase 274,541 shares of Common Stock were granted during the fiscal year ended June 30, 1996 under the Company's 1992 Stock Option Plan to the Company's current executive officers as a group. Subsequent to the end of fiscal 1996, no options to purchase shares of Common Stock were granted to the Company's current executive officers and options to purchase 38,500 shares of Common Stock were granted to the Company's other employees.

PURPOSE

    The purposes of the 1992 Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business.

ADMINISTRATION

    The 1992 Option Plan may be administered by the Board of Directors or by a committee of the Board of Directors. The 1992 Option Plan is currently being administered by the Board of Directors and the Compensation Committee of the Board of Directors. The Compensation Committee, meeting the definition of "outside directors" under Code Section 162(m) and "non-employee directors" under
Section 16 of the Exchange Act, will have the exclusive authority to grant stock options and purchase rights and otherwise administer the 1992 Option Plan with respect to the Company's executive officers and more narrowly to "covered employees" described in Code Section 162(m) (generally the Company's highest paid executive officers). Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the 1992 Option Plan. All questions of interpretation of the 1992 Option Plan are determined by the Board of Directors or its committee and its decisions are final and binding upon all participants.

ELIGIBILITY

    The 1992 Option Plan provides that either incentive stock options or nonstatutory stock options may be granted to employees (including officers and directors who are also employees) of the Company or any of its subsidiaries. In addition, the 1992 Option Plan provides that nonstatutory stock options may be granted to consultants (not including directors who are not compensated for their services or are paid only a director's fee by the Company) of the Company or any of its subsidiaries. The Board of Directors or its committee selects the optionees and determines the number of shares to be subject to each option. In making such determination, certain factors are taken into account, including the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company, and other relevant factors.

    The 1992 Option Plan provides that the maximum number of shares of Common Stock which may be granted under options to any one employee during any fiscal year shall be 200,000, subject to adjustment as provided in the 1992 Option Plan. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

TERMS OF OPTIONS

    Each option is evidenced by a stock option agreement between the Company and the optionee. Each option is subject to the following additional terms and conditions:

        (a) EXERCISE OF THE OPTION. The Board of Directors or its committee determines when options may be exercised. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering payment of the purchase price. The purchase price of the shares purchased upon exercise of an option shall be paid in consideration of such form as is determined by the Board of Directors or its committee and specified in the option agreement, and such form of consideration may vary for each option.

        (b) EXERCISE PRICE. The exercise price under the 1992 Option Plan is determined by the Board of Directors or its committee and in the case of an incentive stock option may not be less than 100 percent of the fair market value of the Common Stock on the date the option is granted, or in the case of a nonstatutory stock option, 85 percent, provided, however, that options granted to "covered employees" under Code Section 162(m) must have an exercise price not less than 100% of the fair market value of the Common Stock on the date the option is granted. The fair market value per share is equal to the closing price on The Nasdaq Stock Market on the date of grant. In the case of an option granted to an optionee who owns more than ten percent of the voting power of all classes of stock of the Company or any of its subsidiaries, the exercise price of an incentive stock option must not be less than 110 percent of the fair market value on the date of grant.

        (c) TERMINATION OF EMPLOYMENT. If the optionee's employment or consulting relationship terminates for any reason other than disability or death, options under the 1992 Option Plan may be exercised not later than thirty days (or such other period of time not exceeding three months in the case of an incentive stock option as is determined by the Board of Directors or its committee at the time of grant) after such termination and may be exercised only to the extent the option was exercisable on the date of termination. In no event may an option be exercised by any person after the expiration of its term.

        (d) DISABILITY. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his total and permanent disability, options may be exercised within six months (or such other period of time not exceeding twelve months as is determined by the Board of Directors or its committee, with such determination in the case of an Incentive Stock Option being made at the time of grant) of termination and may be exercised only to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after the expiration of its term.

        (e) DEATH. Under the 1992 Option Plan, if an optionee should die during the term of the option who is at the time of his or her death an employee or consultant of the Company and who shall have been in continuous status as an employee or consultant since the date of grant, then during the six month period (but in no event later than the date of expiration of the term of such option) following the date of death, options may be exercised to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in continuous status as an employee or consultant 3 months after the date of death. If the optionee should die within 1 month (or such other period of time not to exceed 3 months as is determined by the Board of Directors or its committee at the time of the option grant) after termination of continuous status as a consultant or employee, options may be exercised to the extent of the right to exercise that had accrued at the date of termination.

        (f) TERMINATION OF OPTIONS. The 1992 Option Plan provides that options granted under the 1992 Option Plan have the term provided in the option agreement. In general, these agreements currently provide for a term of ten years. Incentive stock options granted to an optionee who, immediately before the grant of such option, owns more than ten percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, may not in any case have a term of more than five years. No option may be exercised by any person after its expiration.

        (g) OPTION NOT TRANSFERABLE. An option is nontransferable by the optionee other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime or, in the event of the optionee's death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death.

        (h) ACCELERATION OF OPTIONS. In the event of a proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation each outstanding option shall be assumed or an equivalent option substituted by the successor corporation, unless the Board, in its sole discretion, determines that in lieu of such assumption or substitution the optionee shall have the right to exercise the option as to some or all of the shares covered by the option, including shares as to which the option would not otherwise be exercisable.

        (i) OTHER PROVISIONS. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1992 Option Plan as may be determined by the Board of Directors or its committee.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

    In the event any change, such as a stock split or dividend, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1992 Option Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate unless otherwise provided by the Board of Directors or its committee.

AMENDMENT AND TERMINATION

    The Board of Directors may amend the 1992 Option Plan at any time or from time to time or may terminate it without approval of the shareholders; provided, however, that shareholder approval is required for any amendment to the 1992 Option Plan that increases the number of shares that may be issued under the 1992 Option Plan, modifies the standards of eligibility, modifies the limitation on grants to employees described in the 1992 Option Plan or results in other changes which would require shareholder approval to qualify options granted under the 1992 Option Plan as performance-based compensation under Section 162(m) of the Code, or to qualify options granted under the 1992 Option Plan for the maximum exemption allowable under Section 16 of the Exchange Act. However, no action by the Board of Directors or shareholders may alter or impair any option previously granted under the 1992 Option Plan. The 1992 Option Plan shall terminate in September 2002, provided that any options then outstanding under the 1992 Option Plan shall remain outstanding until they expire by their terms.

FEDERAL INCOME TAX ASPECTS OF THE 1992 OPTION PLAN

    Options granted under the 1992 Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory stock options.

    If an option granted under the 1992 Option Plan is an incentive stock option, under Federal tax laws the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise. However, the excess of the value of the stock subject to the option over the exercise price will be an item of alternative minimum taxable income which could result in the optionee being subject to the alternative minimum tax in the year of exercise. The Company will not be allowed a deduction for Federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise of the option by the optionee, any gain will be treated as long-term capital gain under Federal tax laws. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of the sale, exchange or other disposition under Federal tax laws equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the gain or the sale of the stock. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or ten percent shareholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized under Federal tax laws as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. The current Federal tax rate on long-term capital gains is capped at 28 percent. Capital losses are allowed under Federal tax laws in full against capital gains plus $3,000 of other income.

    All other options which do not qualify as incentive stock options or are not designated as such are referred to as nonstatutory stock options. An optionee will not recognize any taxable income under Federal tax laws at the time he or she is granted a nonstatutory option. However, upon its exercise, under Federal tax laws the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director or ten percent shareholder of the Company, the date of taxation under Federal tax laws may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. Any taxable income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's tax basis (exercise price plus the income recognized upon exercise) will be treated under Federal tax laws as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. The Company will be entitled to a tax deduction in the same amount as ordinary income recognized by the optionee.

    The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1992 Option Plan, does not purport to be complete, and does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside. Optionee should consult his or her own tax advisor with respect to the tax consequences of participation in the 1992 Option Plan for his or her particular situation.

REQUIRED VOTE

    The approval of the amendment to the 1992 Option Plan to increase the number of shares reserved for issuance thereunder by 400,000 shares requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1992 OPTION PLAN AND THE RESERVATION OF SHARES FOR ISSUANCE THEREUNDER. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE APPROVAL OF THE ADOPTION OF THE 1992 OPTION PLAN.

                                PROPOSAL NO. 3:
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has appointed Coopers & Lybrand, L.L.P. independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1997, and recommends that shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

    Coopers & Lybrand, L.L.P. has audited the Company's financial statements annually since fiscal 1992. Representatives of Coopers & Lybrand, L.L.P. are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

REQUIRED VOTE

    The ratification of the appointment of Coopers & Lybrand, L.L.P. as independent accountants for the Company requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE PROPOSAL.

                               OTHER INFORMATION
                             COMMON STOCK OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's Common Stock as of September 30, 1996 as to (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table beginning on page 13, and (iv) all directors and executive officers as a group.

                          5% SHAREHOLDERS, DIRECTORS, NAMED                            SHARES BENEFICIALLY OWNED(1)
                        EXECUTIVE OFFICERS, AND DIRECTORS AND                          -----------------------------
                            EXECUTIVE OFFICERS AS A GROUP                                NUMBER    PERCENT OF TOTAL
                      -----------------------------------------                        ----------  -----------------
Thomas J. Fogarty, M.D.(2)(4) .......................................................   1,839,423           13.9%
 3270 Alpine Road
 Portola Valley, CA 94028

Brentwood Associates V, L.P. ........................................................   1,428,359           10.8%
 1920 Main Street, Suite 820
 Irvine, CA 92714

Norwest Equity Partners, IV .........................................................     921,505            7.0%
 3000 Sand Hill Road
 Building 3, Suite 245
 Menlo Park, CA 94025

Hancock Venture Partners, IV ........................................................     799,640            6.1%
 One Financial Center, 44th Floor
 Boston, MA 02111

Schroder Ventures ILS Fund Trust(3) .................................................     796,327            6.0%
 235 Montgomery Street
 San Francisco, CA 94104

Mark A. Wan(4)(5)....................................................................     606,312            4.6%

Roderick A. Young(6).................................................................     324,875            2.5%

James E. Jervis(7)...................................................................     101,926              *

Paul Goeld(8)........................................................................      15,584              *

David W. Chonette(9).................................................................   1,435,222           10.9%

Gregory Casciaro(10).................................................................      87,626              *

All directors and executive officers as a group
 (9 persons)(2)(4)(5)(6)(7)(8)(9)(10)(11)............................................   4,485,919           33.8%

------------------------

 * Less than 1%. As of September 30, 1996, 13,171,530 shares were issued and outstanding.

(1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(2) Includes 462,586 shares held by the Thomas J. Fogarty Separate Property Trust, 981,182 shares held by the Fogarty Family Revocable Trust and 285,982 shares held by Lincoln Trust Company FBO Thomas J. Fogarty IRA. Also includes 91,370 shares held by Fogarty Engineering, a California corporation of which Dr. Fogarty is a director. Because of his position with such entity, Dr. Fogarty may be deemed to be a beneficial owner of such shares, but expressly disclaims beneficial ownership of such shares.

(3) Includes 182,604 shares held by Schroder Incorporated, 126,365 shares held by Schroder Ventures Limited Partnership, 31,591 shares held by Schroder Ventures U.S. Trust, 101,320 shares held by Schroder Ventures ILS Fund Trust, 2,665 shares held by Schroder Ventures ILS Company Scheme; 287,817 shares held by Schroder Ventures International Life Sciences LPI and 63,965 shares held by Schroder Ventures International Life Sciences LP2.

(4) Includes 47,086 shares held by Three Arch Associates, L.P. and 209,184 shares held by Three Arch Partners, L.P. Thomas J. Fogarty and Mark A. Wan are general partners of Three Arch Partners, L.P. and Three Arch Associates, L.P. and may thereby be deemed to be beneficial owners of such shares. Dr. Fogarty and Mr. Wan both expressly disclaim beneficial ownership of such shares.

(5) Excludes shares held by Brentwood Associates V, L.P. in which Mr. Wan has a carried interest. Mr. Wan is a Special Limited Partner of entities affiliated with Brentwood Associates and disclaims beneficial ownership of all shares held by such entities, except to the extent of his carried interest therein.

(6) Includes 22,878 shares issuable upon exercise of options exercisable within 60 days of September 30, 1996.

(7) Includes 5,719 shares issuable upon exercise of options exercisable within 60 days of September 30, 1996.

(8) Includes 15,584 shares issuable upon exercise of options exercisable within 60 days of September 30, 1996.

(9) Includes 1,428,356 shares held by Brentwood Associates V, L.P. Mr. Chonette is a general partner of Brentwood Associates V, L.P. and may thereby be deemed to be a beneficial owner of such shares. Mr. Chonette expressly disclaims beneficial ownership of such shares. Also includes 6,863 shares issuable upon exercise of options exercisable within 60 days of September 30, 1996.

(10) Includes 18,873 shares issuable upon exercise of options exercisable within 60 days of September 30, 1996.

(11) Includes 17,015 shares issuable upon exericse of options exercisable within 60 days of September 30, 1996, held by officers who are not Named Executive Officers.

                       COMPENSATION OF EXECUTIVE OFFICERS

    All share amounts and per share figures set forth in the following tables have been adjusted, where necessary, to reflect the Stock Split.

    The following table shows the compensation received by (i) the Company's Chief Executive Officer, and (ii) the two other most highly compensated executive officers of the Company serving at the end of the fiscal year ended June 30, 1996, and the compensation received by each such individual for the Company's two prior fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                                                           --------------
                                                             ANNUAL COMPENSATION             SECURITIES      ALL OTHER
                                                     ------------------------------------    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                          FISCAL YEAR  SALARY ($)   BONUS ($)   OPTIONS (#)(1)    ($)(2)(3)
---------------------------------------------------  -----------  ----------  -----------  --------------  -------------

Roderick A. Young(4) ..............................        1996   $  170,000   $  20,000        109,817         --
 President and Chief Executive Officer                     1995      160,000      20,000         44,898         --
                                                           1994      146,667      --            257,098         --

James E. Jervis(5) ................................        1996      133,378      --             27,454         --
 Vice President of Research and Development                1995      133,377      --             --             --
                                                           1994       39,761      --             96,090         --

Gregory D. Casciaro(6) ............................        1996      135,000      40,000         82,362      $  22,500
 Vice President of Sales and Marketing                     1995       56,250      10,000         --              9,375
                                                           1994       --          --             68,635         --

------------------------

(1) This table does not reflect options granted subsequent to the close of fiscal 1996, which may represent grants partially in recognition of fiscal 1996 performance.

(2) The value of perquisites or personal benefits is not included in the amounts disclosed if, in the aggregate for any named individual, they did not exceed the lesser of either $50,000 or ten percent of total salary and bonus reported for such individual in the Summary Compensation Table.

(3) Stated amounts represent relocation expenses paid for or reimbursed by the Company with respect to Mr. Casciaro.

(4) Mr. Young joined the Company in August 1993.

(5) Mr. Jervis joined the Company in March 1994.

(6) Mr. Casciaro joined the Company in February 1995.

                       STOCK OPTION GRANTS IN FISCAL 1996

    The following table sets forth information for the named executive officers with respect to grants of options to purchase Common Stock of the Company made during the fiscal year ended June 30, 1996.

                                                  INDIVIDUAL GRANTS(1)
                                   --------------------------------------------------
                                                % OF TOTAL                             POTENTIAL REALIZABLE VALUE AT
                                    NUMBER OF     OPTIONS                              ASSUMED ANNUAL RATES OF STOCK
                                   SECURITIES   GRANTED TO                                PRICE APPRECIATION FOR
                                   UNDERLYING    EMPLOYEES    EXERCISE                  10-YEAR OPTION TERM ($)(3)
                                     OPTIONS     IN FISCAL      PRICE     EXPIRATION   -----------------------------
GRANTEE NAME                       GRANTED (#)   YEAR (2)       $/SH.        DATE           5%             10%
---------------------------------  -----------  -----------  -----------  -----------  -------------  --------------

Roderick A. Young................     109,816          20%         1.46     11/21/05   $     100,832  $      255,527

James E. Jervis..................      27,454           5%         1.46     11/21/05   $      25,208  $       63,882

                                       54,800          10%         1.46     11/21/05   $      50,317  $      127,512
Gregory D. Casciaro..............      27,454           5%          .55     10/12/05   $       9,496  $       24,065

------------------------

(1) Consist of stock options granted pursuant to the Company's stock option plans, which generally become exercisable at a rate of 25% of the shares subject to the option at the end of one year from the date of vesting commencement and 2.08% per month for 36 months thereafter as long as the optionee remains an employee with, consultant to or director of the Company. The maximum term of each option granted is ten years from the date of grant. The exercise price is equal to the fair market value of the stock on the grant date.

(2) Based on an aggregate of 539,401 stock options granted to employees during fiscal 1996.

(3) These amounts represent certain assumed rates of appreciation for a given exercise price only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall market performance. There is no assurance that the amounts reflected will be realized.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information for the named executive officers with respect to exercises of options to purchase Common Stock of the Company in the fiscal year ended June 30, 1996.

                                                                         NUMBER OF
                                                                        SECURITIES
                                                                        UNDERLYING         VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                            SHARES                    AT FISCAL YEAR-    AT FISCAL YEAR-END($)(1)
                                          ACQUIRED ON     VALUE     END (#)(EXERCISABLE/      (EXERCISABLE/
NAME                                      EXERCISE (#) REALIZED ($)   UNEXERCISABLE)          UNEXERCISABLE)
----------------------------------------  -----------  -----------  -------------------  ------------------------
Roderick A. Young.......................      --           --          176,764/235,049   $   1,897,614/$2,417,841
James E. Jervis.........................      --           --            56,908/66,636   $       606,140/$684,895
Gregory D. Casciaro.....................      --           --           33,172/117,825   $     347,391/$1,198,406

------------------------

(1) The fair market value of GSI's Common Stock at the close of business on June 30, 1996 was $11.00 per share.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH ON PAGE 18 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") is comprised of Mr. Mark Wan and Mr. Paul Goeld, both independent nonemployee directors who are not eligible to participate in any of the executive compensation programs. The Committee oversees the administration of the Company's benefits and compensation plans, reviews corporate human resources programs, and establishes policies governing the annual compensation of the executive officers of the Company.

    The following is a report submitted by the above listed committee members in their capacity as the Board's Compensation Committee, addressing the Company's compensation policy as it related to the Company's executive officers for fiscal 1996.

COMPENSATION POLICY

    The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual base compensation, bonuses based on corporate performance, and stock option grants. All executive officers as well as senior-level managerial and technical employees are eligible for and do participate in these compensation plans.

    SALARY

    The Compensation Committee evaluates the performance and sets the salary of the Company's Chief Executive Officer, Roderick A. Young, on an annual basis. Mr. Young evaluates the performance of all other executive officers and recommends salary adjustments which are reviewed and approved by the Compensation Committee. Survey data is drawn from comparable companies participating in medical device, biotechnology, and/or pharmaceutical executive compensation surveys, several of which maybe included in the peer group index in the Company's Performance Graph at page 18. Within this framework, executive salaries are determined based on individual performance, level of responsibility, the Company's overall salary structure, and the financial condition of the Company. The Company's compensation policy is designed to maintain executive officer base salaries within a range approximating the median of such salary data for like characteristics.

    BONUSES

    The Company seeks to provide annual incentives and rewards to executives who make contributions of outstanding value, contingent upon the performance of the Company as a whole.

    The Company's annual bonus program is funded by the attainment of a specific operating income goal, with individual payouts based on performance relative to both additional corporate objectives and specific objectives for each executive's division. The operating income goal and the corporate objectives are recommended by the Chief Executive Officer and approved by the Compensation Committee and the full Board.

    Both the target amount and potential range of bonuses available to executive officers are set annually by the Compensation Committee. Bonus awards are weighted so that high-end bonuses are available when the Company's performance exceeds corporate target, up to a defined maximum, and proportionally smaller or no awards are made when the Company does not meet corporate target.

    STOCK OPTIONS

    The Committee believes that equity ownership provides significant additional motivation to executives to maximize value for the Company's shareholders, and therefore approves both annual and periodic grants of stock options under the Company's 1992 Stock Option Plan. The Company's primary option grants are generally approved on an annual basis largely in recognition of individual performance during the fiscal year. The amounts of the annual grants are determined relative to similar grants by comparable medical device, biotechnology or pharmaceutical companies. In determining individual grants, the Committee also considers individual performance, current stock option holdings, and grants to others within the Company. Additional grants may be given during the fiscal year in recognition of promotions or exemplary performance achievements.

    Stock options are granted at the prevailing market price and will only have value if the Company's stock price increases over the exercise price. The Committee believes that the performance-based value of stock options serves to align the interests of executive officers closely with those of other shareholders. In accordance with this philosophy, General Surgical Innovations, Inc. does not have a discounted option or restricted stock program for its executive officers.

    In addition to providing an opportunity for increased equity ownership, stock options also create an incentive for officers and key employees to remain with the Company for the long term, as such options become exercisable over time for so long as the officer or key employee continues his or her employment relationship with the Company.

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and four other most highly compensated executive officers, unless such compensation meets the requirements for the "performance-based" exception to the general rule. Since the cash compensation paid by the Company to each of its executive officers is expected to be well below $1 million and the Committee believes that options granted under the 1992 Stock Option Plan will meet the requirements for qualifying as performance-based, the Committee believes that this section will not affect the tax deductions available to the Company. It will be the Committee's policy to qualify, to the extent reasonable, the executive officers' compensation for deductibility under applicable tax law.

CHIEF EXECUTIVE OFFICER COMPENSATION

    During fiscal 1996, the compensation of Roderick A. Young, the Chief Executive Officer of the Company, consisted of base salary and a bonus. Mr. Young did not participate in any decisions related to his compensation.

    Mr. Young's fiscal 1996 base salary reflected a 6.3% increase from his fiscal 1995 base salary.

    After careful review of the Company's performance as measured against the annual corporate goals and objectives, the Committee determined that substantially all corporate objectives were realized in fiscal 1996. The Committee found Mr. Young's target bonus award of 12% of salary to be appropriate relative to his total compensation package and what other executive officers in related industries can achieve. Accordingly, an incentive bonus of approximately 12% of salary, or 100% of target award, was awarded in the amount of $20,000.

                               SUBMITTED BY THE COMPENSATION COMMITTEE
                               OF THE BOARD OF DIRECTORS

                               Mr. Mark Wan

                               Mr. Paul Goeld

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Wan and Mr. Goeld each served on the Company's Compensation Committee during the past fiscal year. Mr. Wan acted as the Company's Chief Financial Officer and Assistant Secretary from June 1992 to January 1996.

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total shareholder return, assuming reinvestment of all dividends, for the Company's Common Stock at June 30, 1996 since May 10, 1996 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934) to the cumulative return over such period of (i) The Nasdaq National Market (Composite)--US Index and (ii) the S & P Medical Products & Supplies Index. The graph assumes that $100 was invested on May 10, 1996 in the Common Stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a price per share of $15.00, the opening price on May 10, 1996. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                           COMPARISON OF TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 TOTAL RETURN TO STOCKHOLDERS
           (Assumes $100 investment on May 10, 1996)
                         General Surgical Innovation    S&P Medical Products    Nasdaq Composite (US)
5/10/96                                      $100.00                 $100.00                  $100.00
6/28/96                                      $101.67                 $105.45                   $98.56

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    From the inception of the Company in April 1992 to its initial public offering in May 1996, the Company issued, in private placement transactions, shares of Preferred Stock as follows: an aggregate of 1,710,167 shares of the Company's Series A Preferred Stock at a price of $0.87 per share, from July 1992 to December 1992; an aggregate of 2,063,203 shares of the Company's Series B Preferred Stock at a price of $2.66 per share, from September 1993 to March 1995; an aggregate of 1,799,108 shares of the Company's Series C Preferred Stock at a price of $3.75 per share from May 1995 to February 1996; and an aggregate of 261,220 shares of the Company's Series D Preferred Stock at a price of $7.17 per share in March 1996. The purchasers of the Series A, Series B and Series C Preferred Stock included, among others, the following 5% shareholders, directors, and entities associated with directors:

                                                                    SHARES OF       SHARES OF       SHARES OF
                                                                     SERIES A        SERIES B        SERIES C
                                                                    PREFERRED       PREFERRED       PREFERRED
NAME                                                                  STOCK           STOCK           STOCK
----------------------------------------------------------------  --------------  --------------  --------------
Brentwood Associates V, L.P.....................................       571,965         658,151          26,654
Hancock Venture Partners, IV....................................        --              --             799,640
Norwest Equity Partners IV......................................        --             752,174         159,928
Schroder Venture International..................................        --              93,021         533,066
Thomas J. Fogarty, M.D..........................................       594,845         188,042          66,637
Three Arch Partners.............................................        --              93,021          81,014

    Upon the closing of its initial public offering, each outstanding share of Preferred Stock converted into one share of Common Stock.

    On February 12, 1996, the Company acquired Adjacent Surgical, Inc. ("Adjacent"), which was primarily owned by Dr. Thomas J. Fogarty, for 254,027 shares of GSI Common Stock. In addition, in connection with the merger, GSI agreed to assume certain obligations of Adjacent, which GSI subsequently satisfied with aggregate payments of (i) 111,357 shares of GSI Series C Preferred Stock, (ii) two convertible promissory notes, for an aggregate principal amount of $250,000 plus interest, convertible into shares of Series C Preferred Stock and (iii) $144,470 in cash. The Adjacent acquisition has been accounted for as a purchase. The Company, Adjacent and Dr. Fogarty also entered into an Exclusive License Agreement under which the Company will pay royalties for certain technology for vascular applications, to the extent the Company does not already have proprietary rights to such technology. Three Arch Partners received an aggregate of $250,000 principal, plus interest in convertible promissory notes and 13,326 shares of GSI Series C Preferred Stock in connection with the merger. Dr. Fogarty and Mr. Wan, directors and co-founders of the Company, are general partners of Three Arch Partners. In addition, Dr. Fogarty received an aggregate of 207,345 shares of GSI Common Stock and 91,370 shares of GSI Series C Preferred Stock in connection with the merger.

    The Company has retained Fogarty Engineering, a sole proprietorship owned by Dr. Fogarty, for certain product development efforts. The Company has paid Fogarty Engineering approximately $46,000, $136,000 and $55,000 in fiscal year 1996, 1995 and 1994, respectively.

    The Company has loaned an aggregate of $120,000 to certain officers and directors of the Company in connection with their purchase of Common Stock pursuant to Common Stock Purchase Agreements, of which $112,000 principal amount was outstanding as of June 30, 1996.

    The Company has entered into separate indemnification agreements with its officers and directors which may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    All future transactions, including any loans from the Company to its officers, directors, principal shareholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested shareholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
    Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC"). Specific filing deadlines of these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended June 30, 1996. To the best of the Company's knowledge, all of these filing requirements have been satisfied. In making these statements, the Company has relied solely on written representations of its directors and executive officers and any ten percent holders and copies of the reports that they filed with the SEC.

    ADDITIONAL INFORMATION REGARDING 1992 STOCK OPTION PLAN, 1995 DIRECTORS'
            STOCK OPTION PLAN AND 1996 EMPLOYEE STOCK PURCHASE PLAN

    Attached as an Appendix to this Proxy Statement is certain information concerning the Company's 1992 Stock Option Plan, 1995 Directors' Stock Option Plan and 1996 Employee Stock Purchase Plan. Such information is being furnished under subsection (b) of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, in order to perfect the shareholder approval requirement of Rule 16b-3 with respect to such plans.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Tae Hea Nahm, SECRETARY

Dated: October 31, 1996

                                                                        APPENDIX

                             EMPLOYEE BENEFIT PLANS

    The following information concerns certain of the Company's benefit plans that were approved by the shareholders of the Company prior to the registration of the Company's Common Stock under Section 12 of the Securities Exchange Act of 1934. The closing price of the Company's Common Stock reported on the NASDAQ National Market on June 30, 1996 was $11.00 per share.

                             1992 STOCK OPTION PLAN

    The Company's 1992 Option Plan provides for the grant of options to purchase the Company's Common Stock to employees and consultants of the Company. See "Proposal No. 2--Amendment to the 1992 Stock Option Plan" for a more complete description of the 1992 Option Plan.

                       1995 DIRECTORS' STOCK OPTION PLAN

GENERAL

    The Directors' Option Plan was adopted by the Board of Directors in November 1995 and approved by the shareholders in April 1996. A total of 164,726 shares of Common Stock has been reserved for issuance under the Directors' Option Plan.

    The Directors' Option Plan is designed to provide nonemployee directors with a proprietary interest in the Company, to encourage these individuals to continue to serve the Company as directors and to assist the Company in recruiting highly qualified individuals when vacancies occur on the Board.

    As of June 30, 1996, options to purchase 82,362 shares of Common Stock had been granted to the Company's nonemployee directors under the Directors' Option Plan, all of such options were outstanding and no options had been exercised. A total of 82,364 shares remains available for future option grants.

SUMMARY OF THE DIRECTORS' OPTION PLAN

    The essential features of the Directors' Option Plan are outlined below.

    ADMINISTRATION

    The Directors' Option Plan is designed to work automatically and not to require administration. However, to the extent administration is necessary, it will be provided by the Board of Directors. The interpretation and construction of any provisions of the Directors' Option Plan by the Board of Directors shall be final and conclusive. Members of the Board receive no additional compensation for their services in connection with the administration of the Directors' Option Plan. All directors currently hold office until the next annual meeting of shareholders of the Company, or until their successors are duly elected and qualified.

    ELIGIBILITY

    The Directors' Option Plan provides for the grant of nonstatutory options to nonemployee directors of the Company. The Directors' Plan provides that each person who is or becomes a nonemployee director of the Company shall be granted a nonstatutory stock option to purchase 27,454 shares of Common Stock (the "First Option") on the earlier of the effective date of the Directors' Plan or the date on which the optionee first becomes a nonemployee director of the Company. Thereafter on the date of each Annual Meeting of the Company's shareholders, each nonemployee director shall be granted an additional option to purchase 6,850 shares of Common Stock (a "Subsequent Option") if he or she shall have served on the Company's Board of Directors for at least six months prior to the date of such Annual Meeting. The

Directors' Plan provides that the maximum number of shares for which options may be granted under the Directors' Plan is 164,726 (the "Pool"). The Directors' Option Plan does not specify a maximum or a minimum number of option shares that may be granted to any one nonemployee director so long as the total number of shares so granted does not exceed the Pool. The Directors' Plan does provide for the number of shares which may be included in any grant and the method of making a grant. The Company currently has four nonemployee directors.

    TERMS OF OPTIONS

    Options granted under the Directors' Option Plan have a term of ten years. Each option is evidenced by an option agreement between the Company and the director to whom such option is granted and is subject to the following additional terms and conditions:

    (a) EXERCISE OF THE OPTION: The First Options become exercisable in installments as to 25% of the shares subject to the option on each of the first four anniversaries of the date of grant of the First Option. The Subsequent Options become exercisable in whole on the fourth anniversary of the date of grant of that Subsequent Option. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment to the Company of the purchase price. Payment for shares issued upon exercise of an option may consist of cash, check, an exchange of shares of the Company's Common Stock which have been held for at least six months, or a combination thereof.

    (b) EXERCISE PRICE: The exercise price with respect to any option granted under the Directors' Option Plan is 100% of the fair market value of the Company's Common Stock on the date of grant. Such fair market value is equal to the closing sales price of the Company's Common Stock on the Nasdaq National Market on the date the option is granted, as reported in the WALL STREET JOURNAL.

    (c) TERMINATION OF STATUS AS A DIRECTOR: The Directors' Option Plan provides that if an optionee ceases to serve as a director of the Company, the option may be exercised within 90 days after the date he or she ceases to be a director to the extent of the shares that the optionee was entitled to exercise at the date of such termination.

    (d) DEATH: If an optionee should die while serving as a director of the Company, the option may be exercised at any time within six months after death but only to the extent that the option would have been exercisable had the optionee continued living and remained a director of the Company for six months after the date of death. If an optionee should die within three months after ceasing to serve as a director of the Company, the option may be exercised within six months after death to the extent the option was exercisable on the date of such termination.

    (e) DISABILITY: If an optionee is unable to continue his or her service as a director of the Company as a result of his or her total and permanent disability, the option may be exercised at any time within six months or such other period of time not exceeding twelve months as determined by the Board after the date of his or termination, but only to the extent he or she was entitled to exercise it at the date of such termination.

    (f) TERMINATION OF OPTIONS: No option is exercisable by any person after the expiration of ten years from the date when option was granted.

    (g) NONTRANSFERABILITY OF OPTIONS: An option is nontransferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

    (h) ACCELERATION OF OPTIONS: In the event of a merger of the Company with or into another corporation where the successor corporation issues its securities to the Company's shareholders or a sale of all or substantially all of the Company's assets, each outstanding Option shall be assumed or an equivalent option substituted by such successor corporation, unless the successor corporation does not agree to assume the Option or to substitute an equivalent option, in which case the optionee shall have the right to exercise the Option including shares as to which the Option would not be otherwise exercisable.

    (i) OTHER PROVISIONS: The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Option Plan as may be determined by the Board of Directors.

    ADJUSTMENT UPON CHANGES IN CAPITALIZATION

    In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the option price and in the number of shares subject to each option.

    AMENDMENT AND TERMINATION

    The Board of Directors may amend or terminate the Directors' Option Plan, provided that, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act (or any other applicable law or regulation) the Company shall obtain shareholder approval of any amendment to the Directors' Option Plan in such a manner and to the extent required by such law or regulation. The provisions regarding the grant of options under the Plan may not be amended more than once every six months, other than to comport with changes in the Employee Retirement Income Security Act of 1974, as amended, or the Code. In any event, the Directors' Option Plan will terminate in May 2006.

FEDERAL INCOME TAX ASPECTS OF THE DIRECTORS' OPTION PLAN

    The federal income tax consequences of participation in the Directors' Plan are the same as those that apply to optionees who receive nonstatutory stock options under the Company's 1992 Stock Option Plan, as described in "Proposal No. 2--Amendment to the 1992 Stock Option Plan."

                       1996 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

    The Company's 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan") was adopted by the Board of Directors in March 1996 and approved by the shareholders in April 1996. A total of 274,543 shares of Common Stock are reserved for issuance under the 1996 Purchase Plan.

    The 1996 Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under Section 423 of the Code. See "Federal Income Tax Aspects of the 1996 Purchase Plan" below.

    The 1996 Purchase Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of ERISA.

PURPOSE

    The purpose of the 1996 Purchase Plan is to provide employees (including officers and employee directors) of the Company with an opportunity to purchase Common Stock of the Company through payroll deductions.

ADMINISTRATION

    The 1996 Purchase Plan may be administered by the Board or a committee appointed by the Board. All questions of interpretation of the 1996 Purchase Plan are determined by the Board or its committee, and its decisions are final and binding upon all participants. Members of the Board who are eligible employees are permitted to participate in the 1996 Purchase Plan, provided that any such eligible member may not vote on any matter affecting the administration of the 1996 Purchase Plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the 1996 Purchase Plan. No charges for administrative or other costs may be made against the payroll deductions of a participant in the 1996 Purchase Plan. Members of the Board receive no additional compensation for their services in connection with the administration of the 1996 Purchase Plan. All directors currently hold office until the next annual meeting of shareholders of the Company, or until their successors are duly elected and qualified.

ELIGIBILITY

    Any person who is employed by the Company for at least twenty hours per week and more than five months in a calendar year is eligible to participate in an offering under the 1996 Purchase Plan, subject to certain limitations imposed by
Section 423(b) of the Code and limitations on stock purchases and stock ownership as set forth in the 1996 Purchase Plan.

OFFERING DATES

    The 1996 Purchase Plan is implemented by a series of offering periods of 12 months duration with new offering periods commencing on or about January 1 and July 1 of each year. Each offering period consists of two consecutive purchase periods of six-months duration with the last day of each period being designated a purchase date. The first purchase period commenced on May 10, 1996 and shall continue through December 31, 1996, with the first purchase date occurring on June 30, 1996 and subsequent purchase dates to occur every six months thereafter.

PARTICIPATION IN THE PLAN

    Eligible employees become participants in the 1996 Purchase Plan by filing with the payroll office of the Company a subscription agreement authorizing payroll deductions prior to the applicable offering date, unless a later time for filing the subscription agreement has been set by the Board for all eligible employees with respect to a given offering.

PURCHASE PRICE

    The purchase price per share at which shares are sold under the 1996 Purchase Plan is the lower of 95% of the fair market value of the Common Stock at the time the option is granted at commencement of the offering period, or 95% of the fair market value per share of the Common Stock on a Purchase Date. The fair market value of the Common Stock on a given date shall be the closing price of the Common Stock as reported on the Nasdaq National Market as of such date.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

    The purchase price of the shares is accumulated by payroll deductions over the 12-month offering period. The deductions may not be less than 1% or more than 10% of a participant's aggregate compensation during the offering period. Eligible compensation consists of the regular straight time gross earnings, payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions and other cash compensation. Payroll deductions shall commence on the first payday following the offering date, and shall continue at the same rate until the end of the offering period unless sooner terminated as provided in the 1996 Purchase Plan.

    Subject to certain restrictions applicable to employees who are reporting persons under Section 16 of the Exchange Act, a participant may discontinue his or her participation in the 1996 Purchase Plan at any time during an offering period. A participant may, on one occasion only during any particular offering period, decrease the rate of his or her contributions during such offering period. Payroll deductions for a participant shall commence on the first payroll following the offering date and shall end on the last payroll period prior to the last day of the purchase period to which the subscription agreement is applicable unless terminated by a participant as provided in the Purchase Plan. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and eligibility requirements and certain purchase limitations of the Plan, a participant's payroll deductions may be decreased to 0% if the aggregate of the participant's payroll deductions during the same calendar year equals $21,250 or would result in the purchase of more than 50,000 shares of the Company's Common Stock on a Purchase Date.

    All payroll deductions are credited to the participant's account under the 1996 Purchase Plan and are deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose. No interest accrues on the payroll deductions of a participant in the 1996 Purchase Plan.

PURCHASE OF STOCK; EXERCISE OF OPTION

    By executing a subscription agreement to participate in the 1996 Purchase Plan, the participant is entitled to have shares placed under option. The maximum number of shares placed under option to a participant in a six-month offering period is that number determined by dividing $12,500 by the fair market value of one share on the offering date; provided, however, that the participant's actual purchase will be limited to the number of shares determined by dividing the amount of the participant's total payroll deductions accumulated during each offering period by the lower of (i) 95% of the fair market value of the Common Stock at the beginning of the offering period, or (ii) 95% of the fair market value of the Common Stock on the applicable exercise date. Unless the participant's participation is discontinued, each participant's option for the purchase of shares will be exercised automatically at the end of the offering period at the applicable price.

    Notwithstanding the foregoing, no participant shall be permitted to subscribe for shares under the 1996 Purchase Plan if immediately after the grant of the option the participant would own five percent or more of the voting power or value of all classes of stock of the Company or of a parent or of any of its subsidiaries (including stock that may be purchased under the 1996 Purchase Plan or pursuant to any other options), nor shall any participant be granted an option that would permit the participant to buy pursuant to all employee stock purchase plans more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year or if such option would, when aggregated with options granted to all employees participating in a Purchase Period ending on the same date, result in the purchase of more than 50,000 shares of the Company's Common Stock by the participant in such period or periods.

WITHDRAWAL

    A participant may withdraw all but not less than all the contributions credited to his or her account under the 1996 Purchase Plan at any time prior to each Purchase Date by giving written notice to the Company. All of the participant's contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further contributions for the purchase of shares will be made during the Offering Period. Upon termination of the participant's continuous status as an employee prior to the Purchase Date of an Offering Period for any reason, including retirement or death, the contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto and his or her option will be automatically terminated. In the event an Employee fails to remain in continuous status as an employee of the Company for at least twenty (20) hours per week during the Offering Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the 1996 Purchase Plan and the contributions credited to his or her account will be returned to him or her and his or her option terminated. A participant's withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company. If the fair market value of the shares on the first Purchase Date of an Offering Period is less than the fair market value of the shares on the Offering Date for such Offering Period, then every participant shall automatically (i) be withdrawn from such Offering Period at the close of such Purchase Date and after the acquisition of shares for such Purchase Period, and (ii) be enrolled in the Offering Period commencing on the first business day subsequent to such Purchase Period.

    A participant's withdrawal from an offering period does not have an effect upon such participant's eligibility to participate in subsequent offering periods under the 1996 Purchase Plan; however, the participant may not re-enroll in the same offering period after withdrawal. Officers, directors and other persons subject to Section 16 of the Exchange Act may not re-enroll for a period of six months after withdrawal.

TERMINATION OF EMPLOYMENT

    Termination of a participant's employment for any reason, including retirement or death, prior to any exercise date cancels his or her participation in the 1996 Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account during the offering period but not yet used to exercise the option will be returned to such participant, or in the case of death, to the person or persons entitled thereto as specified in the participant's subscription agreement.

CAPITAL CHANGES

    In the event any change, such as a stock split of stock dividend, is made in the Company's capitalization, which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustments will be made in the shares subject to purchase and in the purchase price per share, as well as in the number of shares available for issuance under the 1996 Purchase Plan.

NONASSIGNABILITY

    No rights or accumulated payroll deductions of a participant under the 1996 Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the 1996 Purchase Plan.

AMENDMENT AND TERMINATION OF THE PLAN

    The Board may at any time amend or terminate the 1996 Purchase Plan, except that such termination shall not affect options previously granted nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the 1996 Purchase Plan without prior approval of the shareholders of the Company if such amendment would increase the number of shares reserved under the 1996 Purchase Plan, change the standards of eligibility for participation in the 1996 Purchase Plan or materially increase the benefits accruing to participants in the 1996 Purchase Plan, or make any other change to the 1996 Purchase Plan for which shareholder approval is required to comply with the rules regarding "discretionary plans" under Section 16 of the Securities Exchange Act of 1934 and Rule 16b-3 (or any successor rule) thereto.

FEDERAL INCOME TAX ASPECTS OF THE 1996 PURCHASE PLAN

    The following is a brief summary of the U.S. federal income tax consequences of transactions under the 1996 Purchase Plan based on federal income tax laws in effect as of this date. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax law of any state, municipality or non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law.

    The 1996 Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant upon commencement of an offering period or upon issuance to him or her of shares of Common Stock under the Purchase Plan. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon how long the shares have been held by the participant. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and more than one year after the date of issuance of such shares to him or her, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal 5% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of both of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, which will be long-term if the shares are disposed of more than one year after the date of purchase. The Company is not entitled to a deduction for income recognized by a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. Currently, the tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 28%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       GENERAL SURGICAL INNOVATIONS, INC.
                      1996 ANNUAL MEETING OF SHAREHOLDERS
         The undersigned shareholder of GENERAL SURGICAL INNOVATIONS, INC., a California corporation, hereby
P
     acknowledges receipt of the notice of annual meeting of shareholders and
proxy statement, each dated October 31,      1996, and hereby appoints Roderick
A. Young and Stephen J. Bonelli , and each of them, with full power of substitution,
R
     as proxies, and authorizes them to represent and to vote, as designated
below, all the stock of GENERAL SURGICAL      INNOVATIONS, INC. that the
undersigned is entitled to vote at the Annual Meeting of its shareholders to be held on
O
     November 19, 1996 and at any adjournment or postponement thereof, as follows:
X
         If no direction is made, this proxy will be voted in the Election of
Directors in the manner described in the Proxy      Statement, FOR the proposal
to approve an amendment to the 1992 Stock Option Plan to increase the number of shares
Y
     of Common Stock reserved for issuance thereunder by 400,000 shares, and FOR
the proposal to ratify the selection of      Coopers & Lybrand LLP as the
Company's independent accountants for the current fiscal year.If this proxy is
executed      in such manner as not to withhold authority to vote for the
election of any nominee to the Board of Directors, it shall be      deemed to
grant such authority.
           CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SEE REVERSE
                                                            SIDE

/X/ Please mark your votes as in this example
    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareolder(s) The Board of Directors unanimously recommends a vote FOR all nominees for directors and proposals 2 and 3.

1.  Election of Directors

    Nominees: RODERICK A. YOUNG, THOMAS J. FOGARTY, DAVID W. CHONETTE, PAUL GOELD, MARK A. WAN

                       / /  FOR                  / /  WITHHELD
    For all nominees except as noted below

2. To approve an amendment to the 1992 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 400,000 shares.

               / /  FOR           / /  AGAINST           / /  ABSTAIN

3. To ratify the appointment of Coopers & Lybrand LLP as independent accountants of the Company for the fiscal year ending June 30, 1997.

               / /  FOR           / /  AGAINST           / /  ABSTAIN

                                     and, in their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

                                     PLEASE MARK, SIGN, DATE AND RETURN THE
                                     PROXY CARD USING THE ENCLOSED
                                     ENVELOPE.Please sign exactly as name
                                     appears hereon.When shares are held by
                                     joint tenants, both should sign.When
                                     signing as attorney, executor,
                                     administrator, trustee, or guardian, please give full title as such.If a corporation, please sign in full corporate name by President or other authorized officer.If a partnership, please sign in partnership name by authorized person.
                                     SIGNATURE _________________________________
                                     DATE ______________________________________
                                     SIGNATURE _________________________________
                                     DATE ______________________________________